UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2006

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3850 North Causeway, Suite 1770 Metairie, Louisiana	70002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 838-8222

(Former name or former address, if changed since last report.)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.05          Costs Associated with Exit or Disposal Activities.

          The disclosure set forth below under Item 2.06 is hereby incorporated by reference into this Item 2.05.

Item 2.06          Material Impairments.

          On August 24, 2006, the Executive Committee of the Board of Directors of Newpark Resources, Inc., determined to shut down the operations of Newpark Environmental Water Solutions, LLC, or NEWS, and to dispose of or redeploy all of the assets used in connection with its operations.  NEWS was formed in early 2005 to commercialize in the United States and Canada a proprietary and patented water treatment technology owned by a Mexican company.  In connection with the shut-down, Newpark currently expects to recognize, in the quarter ending September 30, 2006, a non-cash pre-tax impairment charge of approximately $20.0 million against the assets attributable to the water treatment business.  This estimated impairment charge relates to the write-down of investments in property, plant and equipment of approximately $18.0 million and advances and other capitalized costs associated with certain agreements of approximately $2.0 million.

          In addition, Newpark expects to incur pre-tax cash charges for severance and other exit costs in the range of $4.0 million to $4.5 million, including severance costs of approximately $500,000 and site closure costs of approximately $3.5 million to $4.0 million, which will be expensed as incurred, with the majority of these costs expected to be incurred in 2006 and 2007.

          The reasons for this action include the following:

•	following continued negotiations in late July 2006, our conclusion that a satisfactory agreement with the owners of the technology could not be reached,
•	receipt of a report from outside consultants in August 2006 regarding the evaluation of the water treatment market and the technology,
•	difficulty in utilizing the technology on a consistently reliable basis,
•	losses incurred by NEWS to date, and
•

the prospect that the business will continue to incur substantial losses due to the unsuccessful re-negotiation of a disposal contract for the Gillette, Wyoming, facility in August 2006 and recent receipt of waste streams that have become increasingly more costly to process.

          By shutting down the operations of NEWS at this time, Newpark believes that it will avoid substantial continuing losses and negative operating cash flows related to this business, once all exit costs are incurred.  Excluding depreciation, the operating loss for NEWS during the first six months of 2006 was approximately $2.0 million and for the month of July 2006 was approximately $450,000.

          Newpark expects to begin facilities shutdown mid-September and start the site closure process as soon as all existing projects have been completed. In addition, Newpark is beginning the process of exploring possible sale of existing equipment and facilities.  A copy of the press release announcing the impairment of the NEWS business is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits.

(d)     Exhibits.

          99.1          Press release issued by Newpark Resources, Inc. on August 30, 2006.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: August 30, 2006	By:	/s/ Eric M. Wingerter

Eric M. Wingerter,
Vice President, Corporate Controller and
Acting Chief Financial Officer